EXHIBIT 3.03A-2




                                  FORM OF COMPETITIVE BID REQUEST
                                (Fixed Rate Competitive Borrowing)

                                             [Date]{1}


Citibank, N.A., as Administrative Agent, for the Lenders party to the Credit
   Agreement referred to below
399 Park Avenue
New York, New York 10043


Attention:  ____________________


Ladies & Gentlemen:

        The undersigned, [NAME OF BORROWER] (the 'BORROWER'), refers to the
Credit Agreement, dated as of                    , 1996 (the 'CREDIT
AGREEMENT'), among the Borrower, [Northeast Utilities, The Connecticut Light and Power Company, Western Massachusetts Electric Company, as applicable], the Banks and Agents named therein, and Citibank, N.A., as Administrative Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. The Borrower hereby gives you notice pursuant to Section 3.03(b)(i) of the Credit Agreement that it requests a Competitive Borrowing to consist of Fixed Rate Competitive Advances under the Credit Agreement, and in that connection sets forth below the terms on which such Fixed Rate Competitive Borrowing is requested to be made:

(vi)    Date of Competitive
        Borrowing (which is a Business Day)  ___________________

(vii)   Aggregate Principal Amount of
        Fixed Rate Competitive Advances{2}   ___________________

(viii)  Interest Period for Fixed Rate
        Competitive Advances and the last
        day thereof{3}                       ___________________

(ix)    Borrower Sublimit                    ___________________

(x)     Aggregate Amount of Advances
        to be outstanding to the Borrower on
        the date of proposed Competitive
        Borrowing (after giving effect to
        such Competitive Borrowing)   __________________


        Upon acceptance of any or all of the Advances offered by the Lenders in response to this request, the Borrower shall be deemed to have represented and warranted that the conditions precedent to each Advance applicable to the Borrower specified in Section 5.02(a) of the Credit Agreement have been satisfied.


                                      Very truly yours,

                                      [NAME OF BORROWER]



                                      By________________________________
                                          Title:


               ''FOOTNOTES''
 {1 }Not later than one Business Day prior to date of proposed Competitive Borrowing to consist of Fixed Rate Competitive Advances.

 {2}Not less than $10,000,000 or an integral multiple of $1,000,000 in excess thereof.

 {3}Which shall be subject to the definition of 'INTEREST PERIOD' and end not later than the Termination Date.

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